Exhibit 99.1

FOR IMMEDIATE RELEASE MAY 7, 2018

SYKES ENTERPRISES, INCORPORATED REPORTS

FIRST QUARTER 2018 FINANCIAL RESULTS

--Higher demand coupled with strong operating performance and a lower tax rate drive higher underlying first quarter 2018 diluted earnings per share results relative to business outlook

--Progress on initiatives to rationalize underutilized capacity continues

--First quarter 2018 operational outperformance drives revision in 2018 business outlook

TAMPA, FL – May 7, 2018 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a leading provider of multichannel demand generation and global customer engagement services, announced today its financial results for the first-quarter ended March 31, 2018.

First Quarter 2018 Financial Highlights

•  First quarter 2018 revenues of $414.4 million increased $30.4 million, or 7.9%, from $384.0 million in the comparable quarter last year, with the increase driven by demand growth stemming from new client wins as well as existing and new program expansion across the financial services, technology, healthcare, transportation & leisure, and other verticals, which includes retail, more than offsetting the impact of significantly lower demand from the communications vertical

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 • 800 • TO • SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

•  Non-GAAP first quarter 2018 constant currency revenues (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 9 for reconciliation) increased 4.7% comparably, with the increase in demand driven largely by the aforementioned factors. Non-GAAP constant currency revenues exclude the impact of foreign exchange rate movements in the first quarter of 2018 versus the year-ago period

•  First quarter 2018 operating margin decreased to 3.4% from 6.8% for the comparable period last year. First quarter 2018 operating margin includes an impairment charge as well as severance and other expenses of $4.4 million, or approximately 110 basis points, associated with rationalization of capacity across several facilities versus $0.2 million, or approximately 10 basis points, in the year-ago quarter. The operating margin differential excluding the impairment charge as well as severance and other expenses was due to a combination of factors, including higher operational costs and inefficiencies around recruitment and retention primarily in the U.S., the cost of carrying under-utilized capacity and the short-term inefficiencies created by the progress in implementing initiatives to rationalize underutilized capacity by redeploying demand to either the at-home agent platform, other better positioned centers or to international delivery centers

• On a non-GAAP basis (see Exhibit 5 for reconciliation), first quarter 2018 operating margin was 5.8% versus 8.3% in the same period last year due to aforementioned factors

•  First quarter 2018 diluted earnings per share were $0.26 versus $0.45 in the same period last year and were impacted primarily by operational inefficiencies coupled with the impairment charge as well as severance and other expenses of approximately $0.08 per share, with both more than offsetting the impact of a lower tax rate

•  On a non-GAAP basis, first quarter 2018 diluted earnings per share were $0.43 versus $0.54 in the same period last year (see Exhibit 5 for reconciliation) with the delta due mostly to previously discussed factors. First quarter 2018 diluted earnings per share were higher relative to the Company’s February 2018 business outlook range of $0.26 to $0.29, driven largely by better than forecasted demand and operational performance coupled with a lower than projected tax rate

•  Consolidated capacity utilization rate decreased to 68% in the first quarter of 2018 from 74% in the same period last year, driven in part by operational inefficiencies, capacity additions in certain geographies to address demand opportunities and also in part by the short-term inefficiencies resulting from the implementation of initiatives to rationalize underutilized capacity

Americas Region

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 6.2% to $340.7 million, or 82.2% of total revenues, for the first quarter of 2018 compared to $320.9 million, or 83.6% of total revenues, in the same prior-year period. On a constant currency basis (a non-GAAP measure, see Exhibit 9 for reconciliation), the Americas revenues increased 5.0% comparably, with the increased demand driven by new client wins as well as existing and new program expansion across the financial services, technology, healthcare, transportation & leisure, and other verticals, which includes retail, more than offsetting the impact of lower demand from the communications vertical.

The Americas income from operations for the first quarter of 2018 decreased 31.9% to $25.9 million, with an operating margin of 7.6% versus 11.8% in the comparable quarter last year. The first quarter 2018 Americas’ operating margin reflects a $4.1 million, or approximately 120 basis points, impact from an impairment charges as well as severance and other expenses related to capacity rationalization. On a non-GAAP basis, the Americas operating margin was 10.2% versus 13.5% in the comparable quarter last year, with the decrease due to higher operational costs and inefficiencies around recruitment and retention primarily in the U.S., the cost of carrying underutilized capacity and the short-term inefficiencies resulting from the implementation of initiatives to rationalize underutilized capacity (see Exhibit 6 for reconciliation).

EMEA Region

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 16.7% to $73.6 million, representing 17.8% of total revenues, for the first quarter of 2018, compared to $63.1 million, or 16.4% of total revenues, in the same prior year period. On a constant currency basis (a non-GAAP measure, see Exhibit 9 for reconciliation), EMEA revenues increased 3.2% on a comparable basis driven by new client wins as well as existing and new program expansion principally within the technology, financial services and other verticals, more than offsetting the softness in the communications and transportation & leisure verticals.

The EMEA region’s income from operations for the first quarter of 2018 decreased 16.9% to $4.6 million, with an operating margin of 6.3% versus 8.8% in the comparable quarter last year. On a non-GAAP basis, the operating margin decreased to 6.8% from 9.7% in the year-ago period due to tougher comparables driven by significantly higher demand in the year-ago period coupled with the cost of capacity additions leading to short-term reduction in capacity utilization in the first quarter of 2018 (see Exhibit 6 for reconciliation).

Other

Other loss from operations, which includes primarily corporate as well as some other costs, decreased to $16.2 million, or 3.9% of revenues in the first quarter of 2018, compared to $17.5 million, or 4.6% of revenues in the prior year period. Other loss from operations, which includes primarily corporate as well as some other costs, in the first quarter of 2018 included a severance expense of $0.3 million, or 10 basis points. On a non-GAAP basis, other loss from operations decreased to 3.8% of revenues from 4.6% in the year-ago period due to a combination of factors, including lower performance-based compensation, certain cost savings initiatives and lower professional services fees (see Exhibit 6 for reconciliation).

Other Income (Expense) and Taxes

Total other income (expense), net for the first quarter of 2018 was $(0.9) million compared to $(0.7) million for the same period in the prior year, with the change due to some favorable foreign exchange movements.

The Company recorded an effective tax rate of 18.3% for the first quarter of 2018 versus 26.1% in the same period last year and below the estimated 28.0% provided in the Company’s February 2018 business outlook. The rate differential compared to the same period last year and relative to the business outlook was due mostly to a shift in the geographic mix of earnings to lower tax rate jurisdictions.

On a non-GAAP basis, the first quarter 2018 effective tax rate was 20.7% compared to 27.9% in the same period last year and below the estimated 26.0% provided in the Company’s February 2018 business outlook (see Exhibit 8 for reconciliation) due mostly to a shift in the geographic mix of earnings to lower tax rate jurisdictions.

Liquidity and Capital Resources

The Company’s balance sheet at March 31, 2018 remained strong with cash and cash equivalents of $172.6 million, of which approximately 94.8%, or $163.7 million, was held in international operations and the majority of which will not be subject to additional taxes if repatriated to the United States. Net cash provided by operating activities in the first quarter of 2018 decreased to $28.6 million from $37.2 million in the same period last year, which was impacted by lower net income resulting from costs associated with operational inefficiencies. At March 31, 2018, the Company had $100.0 million in borrowings outstanding – after paying down $175 million during the quarter – with $340.0 million available under its $440.0 million credit facility.

Business Outlook
The assumptions driving the business outlook for the second quarter and full-year 2018 are as follows:

--The Company is increasing its full year 2018 diluted earnings per share outlook due to better than expected first quarter 2018 results. Full-year 2018 revenue outlook, meanwhile, is being revised, split roughly equally among unfavorable foreign exchange movements relative to the outlook provided in February 2018, shift in existing demand to international delivery geographies and slightly lower projected demand. The Company continues to execute on various actions to address labor tightness and wage inflation cross-currents primarily in the U.S. These entail employing a combination of tactics discussed previously, ranging from negotiating price increases where feasible to shifting some existing and new client demand to either better positioned facilities or to the at-home agent model or to other international geographies. Given that these tactics are starting to yield results, the Company is executing on initiatives to rationalize up to ten percent of its total seat capacity (based off of first quarter 2018 capacity levels) on a gross basis. The Company expects the bulk of the rationalization to occur in the second and third quarters, with the remainder completed by either year-end 2018 or early 2019. Separately, the Company expects demand seasonality to follow historical patterns, where projected second quarter revenues and implied operating margins are expected to be lower than first quarter 2018 actual results;

--The Company’s second quarter 2018 business outlook anticipates a pre-tax charge of approximately $7.0 million, or $0.12 on an after-tax basis, related to capacity rationalization. The pre-tax charge is expected to be split roughly evenly between non-cash asset impairment as well as cash severance and other expenses. The full-year outlook also reflects a pre-tax charge of approximately $14.0 million, or $0.25 on an after-tax basis, with a roughly similar split between non-cash and cash;

--The Company’s revenues and earnings per share assumptions for the second quarter and full year 2018 are based on foreign exchange rates as of April 2018. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP earnings per share relative to the business outlook for the second quarter and full-year as discussed above;

--The Company anticipates total other interest income (expense), net of approximately $(0.8) million for the second quarter and $(3.5) million for the full year 2018. The amounts in the other interest income (expense), net, however, exclude the potential impact of any future foreign exchange gains or losses; and

--The Company expects a slight reduction in its full-year 2018 effective tax rate compared to what was provided in its February 2018 outlook due largely to a shift in the geographic mix of earnings to lower tax rate jurisdictions.

Considering the above factors, the Company anticipates the following financial results for the three months ending June 30, 2018:

• Revenues in the range of $400.0 million to $405.0 million
• Effective tax rate of approximately 30.0%; **on a non-GAAP basis, an effective tax rate of approximately 26.0%
• Fully diluted share count of approximately 42.2 million
• Diluted earnings per share of approximately $0.11 to $0.14
• **Non-GAAP diluted earnings per share in the range of $0.31 to $0.34
• Capital expenditures in the range of $18.0 million to $22.0 million

For the twelve months ending December 31, 2018, the Company anticipates the following financial results:

• Revenues in the range of $1,676.0 million to $1,691.0 million
• Effective tax rate of approximately 19.0%; **on a non-GAAP basis, an effective tax rate of approximately 21.0%
• Fully diluted share count of approximately 42.3 million
• Diluted earnings per share of approximately $1.40 to $1.50
• **Non-GAAP diluted earnings per share in the range of $2.00 to $2.10
• Capital expenditures in the range of $50.0 million to $55.0 million

**See exhibits 7 & 8 for second quarter and full-year 2018 non-GAAP diluted earnings per share and tax rate reconciliations.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, May 8, 2018, at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. The Company, however, uses non-GAAP measures as a way to assist readers in further understanding the Company’s results. The Company believes these non-GAAP financial measures are important indicators of performance as they are intrinsic to how management evaluates and rewards performance from its underlying operations. Constant currency organic revenue growth, which is a non-GAAP measure, for instance, facilitates comparability between time periods as this presentation allows the Company to isolate the effect of acquisition-related revenues and exchange rate differences by assuming a constant exchange rate between periods for translation. Similarly, amortization of intangible assets and depreciation of the step up in value of purchased tangible assets are excluded for purposes of calculating the non-GAAP financial measures – including but not limited to non-GAAP operating margins, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP income from operations – because the Company does not acquire businesses on a predictable cycle and the exclusion facilitates a more meaningful evaluation of current operating performance and comparison to operating performance in other periods as well as performance relative to its peers who are not acquisitive or as acquisitive. The Company also excludes the impact or any corresponding reversals of material restructurings approved by the appropriate level of management, gain or loss on sale of facilities, release of cumulative translation adjustment (CTA), lease obligations and facility exit costs, severance and related costs, non-cash impairment charges, merger and integration costs associated with an acquisition and accretion of interest on contingent consideration of an acquisition from non-GAAP Income (loss) from operations and non-GAAP net income because the amounts are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of current operating performance or comparison to operating performance in other periods. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

Sykes Enterprises, Incorporated (“SYKES” or “the Company”) is a leading provider of multi-channel demand generation and global customer engagement services. The Company provides differentiated full lifecycle customer-engagement solutions and services to Global 2000 companies and their end customers primarily in the technology, financial services, healthcare, communications and transportation & leisure industries. SYKES’ differentiated full lifecycle management services platform effectively engage customers at every touchpoint within the customer journey, including digital marketing and acquisition, sales expertise, customer service, technical support and retention. The Company serves its clients through two geographic operating regions: the Americas (United States, Canada, Latin America, South Asia and Asia Pacific) and EMEA (Europe, the Middle East and Africa). Its Americas and EMEA regions primarily provide customer-engagement solutions and services with an emphasis on inbound multichannel demand generation, customer service and technical support to its clients’ customers. These services are delivered through multiple communication channels including phone, email, social media, text messaging, chat and digital self-service. The Company also provides various enterprise support services in the United States that include services for our clients’ internal support operations, from technical staffing services to outsourced corporate help desk services. In Europe, the Company provides fulfillment services, which includes order processing, payment processing, inventory control, product delivery and product returns handling. Its complete service offering helps its clients acquire, retain and increase the lifetime value of their customer relationships. The Company has developed an extensive global reach with customer engagement centers across six continents, including North America, South America, Europe, Asia, Australia and Africa. It delivers cost-effective solutions that generate demand, enhance the customer service experience, promote stronger brand loyalty, and bring about high levels of performance and profitability. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of its future business outlook, prospects or financial results. Statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,”

“expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions are intended to identify such forward-looking statements. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, (iii) SYKES’ ability of maintaining margins offshore (iv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (v) currency fluctuations, (vi) the timing of significant orders for SYKES’ products and services, (vii) loss or addition of significant clients, (viii) the early termination of contracts by clients, (ix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (x) construction delays of new or expansion of existing customer support centers, (xi) difficulties or delays in implementing SYKES’ bundled service offerings, (xii) failure to achieve sales, marketing and other objectives, (xiii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiv) changes in applicable accounting principles or interpretations of such principles, (xv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xvi) rapid technological change, (xvii) political and country-specific risks inherent in conducting business abroad, (xviii) SYKES’ ability to attract and retain key management personnel, (xix) SYKES’ ability to further penetrate into vertically integrated markets, (xx) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xxi) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxii) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxiii) SYKES’ dependence on trends toward outsourcing, (xxiv) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxv) the existence of substantial competition, (xxvi) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvii) risks related to the integration of the businesses of SYKES, Qelp and Clearlink. (xxviii) the ability to execute on initiatives to address inefficiencies around recruitment and retention in the U.S. and rationalize underutilized capacity methodically and (xxix) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	March 31, 2018	March 31, 2017
Revenues	$414,371	$384,014
Direct salaries and related costs	(275,072)	(247,136)
General and administrative	(102,440)	(92,044)
Depreciation, net	(14,836)	(13,348)
Amortization of intangibles	(4,213)	(5,231)
Impairment of long-lived assets	(3,526)	(202)

Income from operations	14,284	26,053
Total other income (expense), net	(880)	(731)

Income before income taxes	13,404	25,322
Income taxes	(2,456)	(6,610)

Net income	$10,948	$18,712

Net income per common share:
Basic	$0.26	$0.45

Diluted	$0.26	$0.45

Weighted average common shares outstanding:
Basic	41,939	41,654
Diluted	42,232	41,905

Sykes Enterprises, Incorporated

Segment Results

(in thousands)

(Unaudited)

Exhibit 2

	Three Months Ended
	March 31, 2018	March 31, 2017
Revenues:
Americas	$340,721	$320,931
EMEA	73,627	63,067
Other	23	16

Total	$414,371	$384,014

Operating Income:
Americas	$25,864	$37,972
EMEA	4,639	5,580
Other	(16,219)	(17,499)

Income from operations	14,284	26,053

Total other income (expense), net	(880)	(731)
Income taxes	(2,456)	(6,610)

Net income	$10,948	$18,712

Sykes Enterprises, Incorporated

Consolidated Balance Sheets

(in thousands, except seat data)

(Unaudited)

Exhibit 3

	March 31, 2018	December 31, 2017
Assets:
Current assets	$558,175	$727,567
Property and equipment, net	153,834	160,790
Goodwill & intangibles, net	411,559	409,542
Other noncurrent assets	32,618	29,193

Total assets	$1,156,186	$1,327,092

Liabilities & Shareholders’ Equity:
Current liabilities	$195,168	$203,243
Noncurrent liabilities	154,872	327,370
Shareholders’ equity	806,146	796,479

Total liabilities and shareholders’ equity	$1,156,186	$1,327,092

Sykes Enterprises, Incorporated Supplementary Data
	Q1 2018	Q1 2017
Geographic Mix (% of Total Revenues):
Americas (1)	82%	84%
Europe, Middle East & Africa (EMEA)	18%	16%
Other	0%	0%

Total	100%	100%

(1) Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2018	Q1 2017
Vertical Industry Mix (% of Total Revenues):
Financial Services	31%	24%
Communications	27%	37%
Technology	19%	18%
Transportation & Leisure	7%	7%
Healthcare	4%	4%
Other	12%	10%

Total	100%	100%

	Seat Capacity (2)
	Q1 2018	Q1 2017
Americas	46,400	41,000
EMEA	7,200	6,900

Total	53,600	47,900

	Capacity Utilization
	Q1 2018	Q1 2017
Americas	66%	73%
EMEA	79%	81%

Total	68%	74%

(2) The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the first quarter 2018, the Company had approximately 3,300 virtual seats.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 4

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash Flow From Operating Activities:
Net income	$10,948	$18,712
Depreciation	14,964	13,476
Amortization of intangibles	4,213	5,231
Amortization of deferred grants	(181)	(166)
Changes in assets and liabilities and other	(1,325)	(28)

Net cash provided by operating activities	$28,619	$37,225

Capital expenditures	$13,258	$17,040
Cash paid during period for interest	$1,042	$1,464
Cash paid during period for income taxes	$4,754	$2,923

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 5

	Three Months Ended
	March 31,	March 31,
	2018	2017
GAAP income from operations	$14,284	$26,053
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	4,835	5,830
Merger & integration costs	377	-
(Gain) loss on contingent consideration	-	(433)
Other	4,420	417

Non-GAAP income from operations	$23,916	$31,867

	Three Months Ended
	March 31,	March 31,
	2018	2017
GAAP net income	$10,948	$18,712
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	4,835	5,830
Merger & integration costs	377	-
(Gain) loss on contingent consideration	-	(433)
Other	4,420	450
Tax effect of the adjustments	(2,312)	(2,097)

Non-GAAP net income	$18,268	$22,462

	Three Months Ended
	March 31,	March 31,
	2018	2017
GAAP net income, per diluted share	$0.26	$0.45
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.11	0.14
Merger & integration costs	0.01	-
(Gain) loss on contingent consideration	-	(0.01)
Other	0.10	0.01
Tax effect of the adjustments	(0.05)	(0.05)

Non-GAAP net income, per diluted share	$0.43	$0.54

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 6

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2018	2017	2018	2017	2018	2017
GAAP income (loss) from operations	$25,864	$37,972	$4,639	$5,580	$(16,219)	$(17,499)
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	4,518	5,493	317	337	-	-
Merger & integration costs	356	-	-	-	21	-
(Gain) loss on contingent consideration	-	(433)	-	-	-	-
Other	4,069	202	44	215	307	-

Non-GAAP income (loss) from operations	$34,807	$43,234	$5,000	$6,132	$(15,891)	$(17,499)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 7

Business Outlook
Second Quarter
2018
GAAP net income, per diluted share	$0.11 - $0.14
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.10
Merger & integration costs	0.01
Other	0.16
Tax effect of the adjustments	(0.07)

Non-GAAP net income, per diluted share	$0.31 - $0.34

Business Outlook
Full Year
2018
GAAP net income, per diluted share	$1.40 - $1.50
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.42
Merger & integration costs	0.03
Other	0.33
Tax effect of the adjustments	(0.18)

Non-GAAP net income, per diluted share	$2.00 - $2.10

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 8

	Three Months Ended
	March 31,	March 31,
	2018	2017
GAAP tax rate	18%	26%
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	2%	2%
Merger & integration costs	0%	0%
(Gain) loss on contingent consideration	0%	0%
Other	1%	0%

Non-GAAP tax rate	21%	28%

	Three Months Ended	Year Ended
	June 30,	December 31,
	2018	2018
GAAP tax rate	30%	19%
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	-2%	1%
Merger & integration costs	0%	0%
Other	-2%	1%

Non-GAAP tax rate	26%	21%

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 9

	Three Months Ended March 31, 2018 vs. March 31, 2017 (2)
	Americas	EMEA	Other (3)	Consolidated
GAAP revenue growth	6.2%	16.7%	43.8%	7.9%
Adjustments:
Foreign currency impact (1)	-1.2%	-13.5%	0.0%	-3.2%

Non-GAAP constant currency organic revenue growth	5.0%	3.2%	43.8%	4.7%

(1) Foreign exchange fluctuations are calculated on a constant currency basis by translating the current period reported amounts using the prior period foreign exchange rate for each underlying currency.

(2) Represents the period-over-period growth rate.

(3) Other includes corporate and other costs.